                                                                    Exhibit 99.2

                        SELECTED FINANCIAL INFORMATION


                                                                 DECEMBER 31,
                                          -------------------------------------------------------
                                          1997           1996        1995        1994        1993
                                          ----           ----        ----        ----        ----
                                                                (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total assets.........................  $1,179,026    $1,093,358    $994,291    $916,185    $914,910
Loans, net...........................     635,396       598,486     535,971     474,191     421,061
Securities available for sale (1):
 Mortgage related securities.........     272,955       284,860     261,543     273,280     300,582
 Other securities....................     176,326       124,875      79,941      65,733      67,903
Securities held to maturity..........      17,000        38,000      46,700      43,838      51,927
Deposits.............................     988,875       920,072     861,065     819,690     812,939
Other borrowed funds.................      33,717        32,008          --          --          --
Net worth............................     130,471       115,664     107,653      81,322      87,195

                                                          YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------
                                          1997           1996        1995        1994        1993
                                          ----           ----        ----        ----        ----
                                                             (IN THOUSANDS)
SELECTED OPERATIONS DATA:
-------------------------
Interest income......................  $   82,363    $   75,062    $ 69,856    $ 63,144    $ 61,681
Interest expense.....................      44,978        40,655      39,034(2)   31,754      32,597
                                       ----------    ----------    ---------   --------    --------
  Net interest income................      37,385        34,407       30,822     31,390      29,084
Provision for loan losses............       1,493         2,187        1,016        948       1,522
                                       ----------    ----------    ---------   --------    --------
Net interest income after
  provision for loan losses..........      35,892        32,220       29,806     30,442      27,562
                                       ----------    ----------    ---------   --------    --------
Fees and service charges.............       4,232         3,495        2,692      2,283       2,293
Net gain (loss) on sale of
  securities available for sale......         910           576        1,477       (849)      3,601
Other operating income...............       1,654         1,681        1,237        952       1,149
                                       ----------    ----------    ---------   --------    --------
Total operating income...............       6,796         5,752        5,406      2,386       7,043
                                       ----------    ----------    ---------   --------    --------
Operating and other expenses.........      25,178        20,926       20,143     18,399      16,666
                                       ----------    ----------    ---------   --------    --------
Income before taxes and cumulative
  effect of change in accounting
  principle..........................      17,510        17,046       15,069     14,429      17,939

Income taxes.........................       6,259         6,278        5,144      4,704       6,595

Cumulative effect of change in
  accounting principle...............          --            --           --       (924)(3)     129(4)
                                       ----------    ----------    ---------   --------    --------
Net income...........................  $   11,251    $   10,768    $   9,925   $  8,801    $ 11,473
                                       ==========    ==========    =========   ========    ========

___________________________
(1) The Bank adopted the provisions set forth in SFAS No. 115 on January 1, 1994, which requires securities available for sale to be carried at fair value. At December 31, 1993 securities held for sale were carried at amortized cost.
(2) Includes $1.25 million paid as a special interest payment in 1995, which was paid on a prorata basis on all interest-bearing savings, NOW, money market and certificate of deposit accounts in recognition of the Bank's 125th anniversary.
(3) Cumulative effect of change in accounting for postretirement health care and life insurance benefits.
(4) Cumulative effect of change in accounting for income taxes.

                                                            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------
                                                   1997           1996        1995        1994        1993
                                                   ----           ----        ----        ----        ----
                                                                      (IN THOUSANDS)
SELECTED FINANCIAL RATIOS AND OTHER DATA (1):
---------------------------------------------

PERFORMANCE RATIOS:
Return on assets (ratio of net
  income to average total assets)..........        0.98%         1.03%        1.04%        0.95%       1.31%
Return on net worth (ratio
  of net income to average net worth)......        9.20          9.84        10.25        10.41       14.01
Interest rate spread information:
 Average during period.....................        2.83          2.82         2.88         3.07        3.10
 End of period.............................        2.87          3.03         2.83         3.18        3.04
Net interest margin  (2)...................        3.37          3.38         3.44         3.50        3.49
Operating income to
 average total assets (3)..................        0.51          0.50         0.41         0.35        0.40
Operating expenses to
 average total assets......................        2.20          2.01         2.10         1.99        1.92
Average interest-earning assets
  to average interest-bearing liabilities..      113.42        113.93       113.92       112.30      109.95

ASSET QUALITY RATIOS:
Non-performing loans to total loans........        0.47%         0.78%        0.74%        0.89%       1.10%
Non-performing assets to total assets......        0.28          0.48         0.97         0.56        0.69
Allowance for loan losses to non-
 performing loans..........................      227.14        138.60       119.01        99.29       88.61
Allowance for loan losses to total loans...        1.08          1.09         0.88         0.88        0.96
Net charge-offs during the period
 to average loans outstanding during the
 period....................................        0.18%         0.06%        0.10%        0.17%       0.05%

CAPITAL RATIOS:
Net worth to total assets..................       11.07%        10.58%       10.92%        8.88%       9.53%
Average net worth to average assets........       10.70         10.49        10.11         9.17        9.37

OTHER DATA:
Number of full-service offices.............          15            13           11           10          10
Number of deposit accounts.................     144,415       129,087      122,464      114,464     107,242
Loans serviced for others..................    $  152.5      $  129.0     $  110.4     $   85.1    $   69.5
 (in millions)
Residential loan originations..............    $  108.2      $  110.9     $  107.6     $   84.1    $  134.5
 (in millions)
Full time equivalent employees.............       356.5         325.0        276.5        243.5       238.5

___________________________
(1) Averages presented are monthly averages.
(2) Net interest income divided by average interest earning assets.
(3) Operating income excludes net gain(loss) on sale of securities available for sale.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The following discussion should be read in conjunction with the consolidated financial statements and related notes. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loan and securities portfolios and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for loan losses, securities and loan sale activities, loan servicing activities and service charges and fees collected on our deposit accounts. Our non-interest expense primarily consists of salaries and employee benefits, occupancy and equipment expense, federal deposit insurance premiums, marketing expenses and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

        Total assets increased by $85.7 million, or 7.8%, from $1.093 billion at December 31, 1996 to $1.179 billion at December 31, 1997. The growth in assets is primarily attributable to a $30.5 million increase in investment securities in the available for sale and held to maturity portfolios, a $44.1 million increase in real estate loans, and a $15.0 million increase in securities purchased under resale agreements. Asset growth was funded through deposit inflows resulting from the continued expansion of the Bank's branch network. The asset growth was partially offset by an $11.9 million decrease in mortgage related securities available for sale and a $7.6 million decrease in consumer loans resulting from a $12.5 million early repayment of the automobile lease portfolio. Debt, equity and asset-backed investment securities in the available for sale portfolio increased $51.5 million from December 31, 1996 to December 31, 1997. Substantially all of the increase in these securities was attributable to purchases of one- to three-year weighted average life, fixed-rate corporate bonds and asset-backed securities, as well as common stock of corporate issuers. While the rates earned on these securities is lower than rates earned on longer-term securities, the Bank's strategy was to shorten its interest rate risk exposure and obtain more consistent cash flows in this low rate, flat yield curve environment. Partially offsetting these increases in investment securities were $21.0 million of maturities in money market preferred stock in the held to maturity portfolio with the Bank reinvesting these liquid assets into securities purchased under resale agreements that earned slightly higher yields. Real estate loans increased from $524.4 million at December 31, 1996 to $568.5 million at December 31, 1997, primarily due to increased one- to four-family, bi-weekly residential mortgage loans, an enhanced home equity loan product, and increased originations in commercial real estate loans as the Bank continued to emphasize the expansion of real estate lending. Premises and equipment increased by $9.1 million, or 68.5%, primarily due to the construction of a new building which was occupied in August 1997 and provides office space for administrative functions and lending departments.

        At December 31, 1997, the Bank's allowance for loan losses as a percentage of total non-performing loans improved to 227.1%, compared to 138.6% at December 31, 1996, due to a slight increase in the allowance as well as a decrease in non-performing loans from $4.7 million at December 31, 1996 to $3.0 million at December 31, 1997. This decrease was attributable to repayments, writedowns to net realizable values and a settlement with a bankruptcy trustee. At December 31, 1997, the Bank's allowance for loan losses as a percentage of total loans was 1.08% compared to 1.09% at December 31, 1996. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgement of information available to them at the time of their examination.

        Total deposits at December 31, 1997 were $986.9 million, an increase of $66.8 million, or 7.3%, compared to $920.1 million at December 31, 1996. The increase was primarily due to the introduction of a new money market deposit account, which from a rate perspective competes against mutual fund money market accounts, and grew to $47.6 million by December 31, 1997. The Bank's certificates of deposit grew from $484.7 million at December 31, 1996 to $502.4 million at December 31, 1997. The increase in certificates of deposit was primarily attributable to the Bank's strategy of offering introductory rates on certain certificates of deposit whenever a new branch is opened, as was the case in both

March and May of 1997. The Bank's borrowed funds increased $1.7 million, or 5.3%, from $32.0 million at December 31, 1996 to $33.7 million at December 31, 1997. In 1997, the Bank obtained two $5.0 million, fifteen year, amortizing FHLB borrowings, one in July 1997 at a rate of 6.59% and one in December 1997 at a rate of 6.37%. The increase in borrowed funds was offset by the repayment of a short-term FHLB advance of $7.0 million, which matured in early January. Other borrowings, primarily in the form of reverse repurchase agreements (repos), declined $1.2 million. These borrowings are used to fund the Bank's borrowing/reinvestment program which takes advantage of low rate short-term borrowings, typically three- to six- month repos, and invests in one-to two-year securities, primarily U.S. Treasury securities, to earn additional net interest income. The relatively flat yield curve in 1997 made it less attractive to enter into more borrowing/reinvestment transactions due to the very low interest rate spreads the Bank could earn.

        Net worth increased to $130.5 million at December 31, 1997 from $115.7 million at December 31, 1996. This increase was the result of net income of $11.3 million and a $3.5 million net unrealized gain on available for sale securities due to the lower market interest rates at December 31, 1997 which positively affected the market value of the Bank's available for sale securities portfolio.

Average Balance Sheet

        The following table sets forth certain information relating to the Bank for the years ended December 31, 1997, 1996 and 1995. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance for federal funds sold and securities purchased under resale agreements is an average daily balance, while all other average balances are monthly averages. Non-accruing loans have been excluded from the yield calculations in this table.

                                                                           YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------------------------------------
                                                    1997                           1996                           1995
                                        -----------------------------  -----------------------------  -----------------------------

                                          AVERAGE    INTEREST            AVERAGE    INTEREST            AVERAGE    INTEREST
                                        OUTSTANDING   EARNED/  YIELD/  OUTSTANDING   EARNED/  YIELD/  OUTSTANDING   EARNED/  YIELD/
                                          BALANCE      PAID     RATE     BALANCE      PAID     RATE     BALANCE      PAID     RATE
--------------------------------------  -----------  --------  ------  -----------  --------  ------  -----------  --------  ------
                                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Federal funds sold and securities
  purchased under resale agreements...  $   19,123    $ 1,079    5.64%  $   24,057   $ 1,293    5.37%   $ 27,434    $ 1,647    6.00%
 Investment securities(1).............     180,759     10,295    5.70      141,865     7,573    5.34     115,303      6,584    5.71
 Mortgage related securities(1).......     283,873     18,972    6.68      281,843    18,547    6.58     275,448     17,939    6.51
 Loans (2)............................     617,356     51,569    8.35      564,049    47,285    8.38     506,600     43,348    8.56
 Other interest-earning assets (3)....       7,086        448    6.32        5,981       364    6.09       7,720        338    4.38
                                        ----------    -------           ----------   -------            --------    -------
    Total interest-earning assets.....   1,108,197    $82,363    7.43%   1,017,795   $75,062    7.37%    932,505    $69,856    7.49%
                                        ----------    -------           ----------   -------            --------    -------

Allowance for loan losses.............      (6,495)                         (5,701)                       (4,436)
Other noninterest-earning assets (4)..      45,336                          34,894                        32,548
                                        ----------                      ----------                      --------
   Total assets.......................  $1,147,038                      $1,046,988                      $960,617
                                        ==========                      ==========                      ========

Interest-bearing liabilities:
 Savings accounts (5).................  $  301,932    $10,124    3.35%  $  307,530   $10,353    3.37%   $326,125    $11,154    3.42%
 Interest-bearing checking (5)........     129,303      3,681    2.85      105,717     2,871    2.72      96,551      2,909    3.01
 Certificates of deposit (5)..........     508,964     29,426    5.78      455,230    26,432    5.81     386,648     23,546    6.09
 Mortgagor's payments held in escrow..       7,959        154    1.93        8,174       158    1.93       9,222        174    1.89
 Other borrowed funds.................      28,878      1,593    5.52       16,674       841    5.04           -          -       -
                                        ----------    -------           ----------   -------            --------    -------
   Total interest-bearing liabilities.     977,036    $44,978    4.60%     893,325   $40,655    4.55%    818,546    $37,783    4.61%
                                        ----------    -------           ----------   -------            --------    -------

Noninterest-bearing demand deposits...      27,497                          26,248                        26,658
Other noninterest-bearing liabilities.      19,660                          17,873                        15,332
                                        ----------                      ----------                      --------
   Total liabilities..................   1,024,193                         937,446                       862,536
Net worth.............................     122,845                         109,542                        98,081
                                        ----------                      ----------                      --------
   Total liabilities and net worth....  $1,147,038                      $1,046,988                      $960,617
                                        ==========                      ==========                      ========

Net interest income...................                $37,385                        $34,407                        $32,073
                                                      =======                        =======                        =======

Net interest rate spread..............                           2.83%                          2.82%                          2.88%
                                                               ======                         ======                         ======
Net earning assets....................  $  131,161                      $  124,470                      $113,959
                                        ==========                      ==========                      ========
Net interest income as a percentage
 of average interest-earning assets...                           3.37%                          3.38%                          3.44%
                                                               ======                         ======                         ======
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities..........................                         113.42%                        113.93%                        113.92%
                                                               ======                         ======                         ======

___________________________
(1)  Amounts shown are amortized cost.
(2) Net of deferred loan fees and expenses, loan discounts, loans in process and non-accruing loans.
(3)  Includes Federal Home Loan Bank stock and interest-bearing demand accounts.
(4)  Includes unrealized gains/(losses) on securities available for sale.
(5) Excludes $1.25 million paid for a special interest payment in 1995 which was approved by the Bank's board of trustees and paid on a pro rata basis on all interest-bearing savings, NOW, money market, and certificates of deposit accounts in recognition of the Bank's 125th anniversary.

Rate/Volume Analysis

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to : (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                      YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------------------------------------------
                                           1997 VS. 1996                   1996 VS. 1995                   1995 VS. 1994
                                   ------------------------------  ------------------------------  ------------------------------
                                   INCREASE/(DECREASE)             INCREASE/(DECREASE)             INCREASE/(DECREASE)
                                         DUE TO           TOTAL          DUE TO           TOTAL          DUE TO           TOTAL
                                   ------------------   INCREASE   ------------------   INCREASE   ------------------   INCREASE
                                    VOLUME      RATE   (DECREASE)   VOLUME     RATE    (DECREASE)   VOLUME      RATE   (DECREASE)
                                   --------    ------  ----------  --------   -------  ----------  --------    ------  ----------
                                                                           (IN THOUSANDS)
Interest-earning assets:

  Federal funds sold and
   securities purchased under
   resale agreements.............  $ (277)      $  63    $ (214)    $ (190)   $  (164)   $ (354)    $   332    $  467   $   799
  Investment securities..........   2,187         535     2,722      1,441       (452)      989        (472)      738       266
  Mortgage related securities....     134         291       425        419        189       608      (1,698)    1,363      (335)
  Loans..........................   4,454        (170)    4,284      4,830       (893)    3,937       4,925       719     5,644
  Other interest-earning
   assets........................      69          15        84        (88)       114        26         338         0       338
                                   ------       -----    ------     ------    -------    ------     -------    ------   -------
     Total interest-earning
      assets.....................   6,567         734     7,301      6,412     (1,206)    5,206       3,425     3,287     6,712
                                   ======       =====    ======     ======    =======    ======     =======    ======   =======

Interest-bearing liabilities:
  Savings accounts...............    (188)        (41)     (229)      (628)      (173)     (801)     (2,973)    1,258    (1,715)
  Interest-bearing checking......     666         144       810        263       (301)      (38)        296       330       626
  Certificates of deposit........   3,107        (113)    2,994      4,022     (1,136)    2,886       5,969     1,134     7,103
  Mortgagors' payments held
   in escrow.....................      (4)          0        (4)       (20)         4       (16)         14         1        15
  Other borrowed funds...........     667          85       752        841          -       841           -         -         0
                                   ------       -----    ------     ------    -------    ------     -------    ------   -------
     Total interest-bearing
      liabilities................  $4,248       $  75    $4,323     $4,478    $(1,606)   $2,872     $ 3,306    $2,723   $ 6,029
                                   ======       =====    ======     ======    =======    ======     =======    ======   =======

Net interest income..............                        $2,978                          $2,334                         $   683
                                                         ======                          ======                         =======

Calculations for the above table exclude $1.25 million paid as a special interest payment in 1995, which was paid on a pro rata basis on all interest-bearing savings, NOW, money market and certificates of deposit accounts in recognition of the Bank's 125th anniversary.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996.

        General. The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of residential and commercial real estate loans, consumer loans, securities available for sale and securities held to maturity, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and other borrowed funds. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Bank's earnings also are affected by its level of service charges and gains on sale of loans and securities, as well as its level of operating and other expenses, including salaries and employee benefits, occupancy and equipment costs, and marketing and advertising costs.

        Net income for the year ended December 31, 1997 increased by $483,000, or 4.5%, from $10.8 million for the year ended December 31, 1996 to $11.3 million in 1997. The increase was due primarily to an increase in interest income which resulted from an increase in the average balance of interest-earning assets, as well as an increase in other operating income related to fees and service charges on deposits, increased gains on the sale of securities available for sale, and lower provisions for loan losses. The increases were partially offset by increased interest expense which resulted primarily from an increase in average interest-bearing liabilities and an increase in operating and other expenses reflecting the expansion of the Bank's branch network.

        Interest Income. Interest income increased by $7.3 million, or 9.7%, to $82.4 million for the year ended December 31, 1997 from $75.1 million for the year ended December 31, 1996. The increase was primarily due to a $4.3 million increase in income from loans, a $2.7 million increase in income from investment securities, and a $425,000 increase in income from mortgage related securities. These increases were partially offset by a $214,000 decrease in income from federal funds sold and securities purchased under resale agreements. The increase in income from loans was attributable to a $53.4 million increase in the average balance of loans to $617.4 million from $564.0 million, partially offset by a 3 basis point decrease in the average yield on loans from 8.38% to 8.35%. The continued origination and portfolio growth of the Bank's one- to four-family real estate loans was primarily responsible for the loan growth.
The increase in income from investment securities was attributable to a $38.9 million increase in the average balance of investment securities to $180.8 million from $141.9 million, and a 36 basis point increase in the average yield on investment securities to 5.70% from 5.34%. The Bank invested in U.S. Treasury securities and asset-backed securities during 1997 to take advantage of their short-term structure and higher yields which increased the Bank's overall yield on its investment securities. The increase in income from mortgage related securities was attributable to a $2.1 million increase in the average balance of mortgage related securities. During the year as interest rates fluctuated the Bank took the opportunity to invest in CMO's, 5-year and 7-year balloons, and 30-year mortgage related securities to obtain yields between 6.47% and 7.40% and increased the Bank's overall yield on its mortgage related securities. The decrease in income from federal funds sold and securities purchased under resale agreements was partially due to a $4.9 million decrease in the average balance of these short-term investments resulting from the Bank's redeployment of excess funds into loans and investment securities. In 1997, the Bank began entering into higher yielding securities purchased under resale agreements with various large securities dealers which grew to $15.0 million by year end. The average yield on federal funds sold and securities purchased under resale agreements increased 27 basis points from 5.37% in 1996 to 5.64% in 1997.

        Interest Expense. Interest expense increased by $4.3 million, or 10.6%, to $45.0 million for the year ended December 31, 1997 from $40.7 million for the year ended December 31, 1996. This increase was the result of an $83.7 million increase in the average balance of interest-bearing liabilities in the 1997 period compared to the 1996 period, and a 5 basis point increase in the average rate paid on such liabilities over the same period. In particular, the increase resulted primarily from a $3.0 million increase in interest expense on certificates of deposit, a $752,000 increase in interest expense on other borrowings, and a $810,000 increase in interest expense on interest-bearing checking accounts. These increases were partially offset by a $229,000 decrease in interest expense on savings accounts. The increase in interest expense attributable to certificates of deposit resulted from a $53.8 million increase in the average balance of certificates of deposit to $509.0 million in 1997 from $455.2 million in 1996, which was partially offset by a 3 basis point decrease in the average cost of certificates of deposit from 5.81% to 5.78%. The rate decline reflects the slightly lower interest rate environment during 1997, as well as the results of the Bank closely monitoring maturing certificates of deposit with high rates and promoting alternative certificates of deposit to lower the overall rate paid on these accounts. Two new branch openings in early 1997 and one new branch opening in late 1996 contributed to the large increase in average certificates of deposit balances. The increase in interest expense attributable to other borrowings resulted from a $12.2 million increase in the average balance of other borrowings to $28.9 million in 1997 from $16.7 million in 1996. The Bank continues to implement a borrowing/reinvestment program which utilizes reverse repurchase agreements to fund investments in securities as long as such agreements are a cost effective source of funds. Also contributing to the increase in interest expense on borrowings was a 48 basis point increase in the average borrowing cost to 5.52% from 5.04% which resulted from borrowing costs associated with FHLB advances that were obtained by the Bank in 1997. However, as short-term interest rates increased and the yield curve flattened in 1997, the rates being paid on these borrowings increased and the spread earned on the related investments began to narrow, thus reducing the attractiveness of these transactions. The increase in interest expense attributable to interest-bearing checking accounts resulted from a $23.6 million increase in the average balance of interest-bearing checking accounts to $129.3 million in 1997 from $105.7 million in 1996, and a 13 basis point increase in the average cost of interest-bearing checking accounts to 2.85% from 2.72%. Contributing most significantly to these increases was the introduction in June 1997 of a new money market deposit account product that contributed $16.4 million of the total increase in the average balance of interest-bearing checking accounts. The decrease in interest expense attributable to savings accounts resulted from a $5.6 million decrease in the average balance of total savings accounts to $301.9 million from $307.5 million, and a 2 basis point decrease in the average cost of savings accounts to 3.35% from 3.37%.

        Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level sufficient to absorb future charge-offs of loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management of the Bank assesses the allowance for loan losses on a quarterly basis.

        The Bank provided $1.5 million and $2.2 million in loan loss provisions during the years ended December 31, 1997 and December 31, 1996, respectively. During 1996, management provided $800,000 for potential losses on approximately $1.8 million of loans to a borrower that had filed for bankruptcy protection. The Bank charged-off $496,000 of this loan during 1997 after a settlement was reached with the bankruptcy trustee. This amount contributed to the increase in the net charge-offs to average loans outstanding to .18% from .06% during 1997 and 1996, respectively.

        Operating Income. Operating income includes fee income and service charges and gains from the sale of loans and securities. Total operating income was $6.8 million for the year ended December 31, 1997, a $1.0 million, or 18.2% increase from $5.8 million for the year ended December 31, 1996. The primary reasons for the improvement were net gains of $910,000 on the sale of securities available for sale during 1997 compared to $576,000 in 1996, reflecting the Bank's desire to realize some of the gains, primarily on marketable equity securities, which occurred in 1997 as a result of the strong performance of the stock market. Bank service charges and fees on deposit accounts increased $617,000 for the year ended December 31, 1997 to $3.1 million from $2.5 million for the year ended December 31, 1996. This increase was primarily the result of increased fee income of $212,000 on the Bank's debit card which was introduced in 1995 and continues to see significant growth in customer acceptance and usage. In addition, service charges and charges for insufficient funds on checking accounts increased $363,000 from December 31, 1996 to December 31, 1997 as a result of the Bank's continued promotion of its low fee checking account products. Loan origination and servicing fees increased $120,000 for the year ended December 31, 1997 to $1.1 million from $1.0 million for 1996.

        Operating and Other Expenses. Operating and other expenses increased by $4.3 million, or 20.3%, to $25.2 million for the year ended December 31, 1997 from $20.9 million for the year ended December 31, 1996. The increase was due to a $1.7 million increase in other expenses, a $1.6 million increase in salaries and employee benefits, a $571,000 increase in occupancy and equipment, a $213,000 increase in network interchange fees, a $119,000 increase in deposit insurance and a $43,000 increase in marketing and advertising.

        Other expenses increased to $5.6 million for the year ended December 31, 1997 from $3.9 million for the year ended December 31, 1996. The December 31, 1996 total reflects the benefit recognized for the reversal of a $600,000 provision for possible loss on demand deposit balances held at Nationar, Inc. ("Nationar"), which had originally been made in 1995. (See the comparison of operating results for fiscal years 1996 and 1995). Without this reversal, the net increase in other expenses would have been $1.1 million, which includes professional fees associated with the implementation of various tax planning strategies, additional charitable contributions, additional costs incurred as a result of the growth in the number of checking accounts, and expenses associated with the anticipated settlement of a real estate tax escrow lawsuit. Salaries and employee benefits increased to $13.1 million for the year ended December 31, 1997 from $11.5 million for 1996, as a result of an additional 31.5 full time equivalent employees hired at the four new branch locations opened by the Bank since August of 1996 as well as normal merit and promotional salary increases. The depreciation and building expenses associated with these new branches as well as with the Bank's new administrative center contributed to the increase in occupancy and equipment to $3.7 million for the year ended December 31, 1997 from $3.2 million for 1996. Included in occupancy and equipment is $573,000 of depreciation on the furniture and equipment and leasehold improvements for the new facilities and $327,000 of building-related operating expenses. Occupancy and equipment also reflects approximately $95,000 of technology equipment writedowns related to the Bank's continued upgrading of its technology, communications and information systems, primarily personal computers and related software. Network interchange fees increased to $1.2 million for the year ended December 31, 1997 from $984,000 for 1996 reflecting the costs associated with the continued growth in the number of customer transactions performed utilizing the Bank's debit card product. Deposit insurance increased to $121,000 for the year ended December 31, 1997 from $2,000 in 1996, resulting from the FDIC's decision to raise the assessment for deposit insurance in 1997 to $0.013/per one hundred dollars of deposits from the minimal assessment in 1996.

        Income Taxes. Income tax expense was $6.3 million for the years ended December 31, 1997 and December 31, 1996. The effective tax rate decreased from 36.8% for 1996 to 35.8% for 1997 reflective of the implementation of various tax planning strategies during the second half of 1997.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

        General. Net income for the year ended December 31, 1996 of $10.8 million increased by $843,000, or 8.5%, from $9.9 million for the year ended December 31, 1995. The increase was due primarily to an increase in interest income which primarily resulted from an increase in the average balance of interest-earning assets and an increase in other operating income related to fees and service charges on deposits. The increases were partially offset by increased interest expense which resulted primarily from an increase in average interest-bearing liabilities, decreased gains on the sale of securities available for sale, higher provisions for loan losses, increases in operating and other expenses, and increased income taxes.

        Interest Income. Interest income increased by $5.2 million, or 7.5%, to $75.1 million in 1996 from $69.9 million in 1995, due to a $3.9 million increase in income from loans, a $989,000 increase in income from investment securities, and a $608,000 increase in income from mortgage related securities. These increases were partially offset by a $354,000 decrease in income from federal funds sold. The increase in income from loans was attributable to a $57.4 million increase in the average balance of loans to $564.0 million from $506.6 million, partially offset by an 18 basis point decrease in the average yield from 8.56% to 8.38%. The origination and portfolio growth of the Bank's one- to four-family real estate loans was responsible for over 64% of the total loan growth. However, since interest rates decreased throughout 1995, refinancings increased during the last quarter of 1995 and into early 1996 which lowered the total portfolio yield in 1996. The increase in income from investment securities was attributable to a $26.6 million increase in the average balance of investment securities to $141.9 million from $115.3 million, partially offset by a 37 basis point decrease in the average yield on investment securities to 5.34% from 5.71%. This decrease in yield resulted from high coupon municipal bonds being called during the second half of 1995 as well as a decrease in the yield on the Bank's asset-backed securities from 6.28% to 5.78% resulting from the declining rate environment. The $989,000 increase in 1996 interest income was the result of the development of a five year laddered portfolio of U.S. Treasury securities and the start-up of the Bank's borrowing/reinvestment program which was initiated in 1996 and mainly invested in two year U.S. Treasury securities. The increase in income from mortgage related securities was attributable to a $6.4 million increase in the average balance of mortgage related securities to $281.8 million from $275.4 million, and a 7 basis point increase in the average yield on mortgage related securities to 6.58% from 6.51%. The $608,000 increase in 1996 interest income is attributable to the repositioning of the Bank's mortgage related securities in early 1996 to achieve a higher yielding portfolio. The decrease in income from federal funds sold was due to a $3.3 million decrease in the average balance of federal funds sold to $24.1 million from $27.4 million, and a 63 basis point decrease in the yield on the Bank's federal funds sold to 5.37% from 6.00%. This decrease was the result of our continuing deployment of excess funds, mainly in investment securities.

        Interest Expense. Interest expense increased by $1.7 million, or 4.2%, to $40.7 million for the year ended December 31, 1996 from $39.0 million for the year ended December 31, 1995. Interest expense for the year ended December 31, 1995 includes a special interest payment of $1.25 million paid in connection with our 125th anniversary. Excluding this special interest payment, interest expense increased by $2.9 million, or 7.6%, to $40.7 million from $37.8 million for the prior year. Overall, the average balance of interest-bearing liabilities increased by $74.8 million in 1996, while the average rate paid on these liabilities decreased 6 basis points since year end 1995. In particular, this increase resulted primarily from a $2.9 million increase in interest expense on certificates of deposit, and an $841,000 increase in interest expense on other borrowings. These were partially offset by an $801,000 decrease in interest expense on savings accounts and a decrease of $38,000 in interest expense on interest-bearing checking accounts. The increase in interest expense attributable to certificates of deposit resulted from a $68.6 million increase in the average balance of certificates of deposit to $455.2 million in 1996 from $386.6 million in 1995 which was partially offset by a 28 basis point decrease in the average cost of certificates of deposit to 5.81% from 6.09%. The Bank's customers continued to move deposits from core savings accounts into certificates of deposit as a result of the higher rates being paid on certificates of deposit. The Bank benefitted from $19.0 million of matured 9% to 10% interest-bearing certificates of deposit which occurred in early 1996 and helped to reduce the Bank's overall cost of funds. The increase in interest expense on other borrowings was due to the Bank's average borrowings of $16.7 million during 1996, as compared to no borrowings during 1995. The Bank's first FHLB advance, a 5-year advance, was recorded in January 1996 when interest rates declined to their lowest point since late 1993. In addition, the Bank initiated a short-term borrowing/reinvestment program during 1996 which included borrowings with reverse repurchase agreements and corresponding investments mainly in short-term U.S. Treasury securities. By year end 1996, the Bank had averaged over $11.1 million in reverse repurchase agreements. The decrease in interest expense attributable to savings accounts was due to an $18.6 million decrease in the average balance of total savings accounts to $307.5 million in 1996 from $326.1 million in 1995, and a 5 basis point decrease in the average cost of savings accounts to 3.37% from 3.42%.

        Provision for Loan Losses. The Bank's provision for loan losses increased by $1.2 million, from $1.0 million for the year ended December 31, 1995 to $2.2 million for the year ended December 31, 1996. The increase in the provision was due primarily to management's assessment of the potential losses that ultimately would be recognized on the $1.8 million of loans to a borrower that had filed for bankruptcy protection. The increase is also reflective of management's objective to increase the allowance for loan losses as a percentage of total loans due to the growth in the loan portfolios.

        Operating Income. Total operating income was $5.8 million for the year ended December 31, 1996, a $346,000, or 6.4%, increase from $5.4 million for the year ended December 31, 1995. Banking service charges and fees on deposit accounts increased $631,000 for the year ended December 31, 1996, from $1.8 million for 1995 to $2.5 million for 1996. The increase was primarily attributable to a $222,000 increase in fees charged for insufficient funds on the Bank's checking accounts resulting from modifications to the Bank's insufficient funds policy, $220,000 in additional revenue generated because of the increased usage of the Bank's new debit card product, and $138,000 of additional service charges received due to the growth in the Bank's interest-bearing checking accounts. Loan origination and servicing fees increased $172,000 for the year ended December 31, 1996, to $1.0 million from $855,000 for 1995, reflective of the Bank's increased loan origination activity. Additionally, all other operating income increased $444,000, from $1.2 million for 1995 to $1.7 million for 1996. This increase was primarily due to an additional $218,000 of commissions received on increased sales of annuity products during 1996. The 1995 amount also includes a $200,000 write-off charged to operations in connection with the Bank's investments in real estate development projects. These increases were partially offset by a $901,000 decline in net gains on the sale of securities available for sale from $1.5 million during 1995 to $576,000 during 1996 due to the market driven reduced sales opportunities in 1996.

        Operating and Other Expenses. Operating and other expenses increased by $783,000, or 3.9%, to $20.9 million for the year ended December 31, 1996 from $20.1 million for the year ended December 31, 1995. The increase was due to a $1.8 million increase in salaries and employee benefits, a $543,000 increase in occupancy and equipment, a $377,000 increase in marketing and advertising and a $107,000 increase in network interchange fees. These increases were partially offset by a $981,000 decrease in deposit insurance and a $1.0 million decrease in other expenses.

        Salaries and employee benefits increased to $11.5 million for 1996 from $9.7 million for 1995. Occupancy and equipment expenses increased to $3.2 million in 1996 from $2.6 million for 1995. Both expense categories were impacted by the opening of two new branch locations during 1996. Besides the costs related to expansion, salaries and employee benefits and occupancy and equipment reflects the first full year of operating costs related to the 1995 start up and implementation of the Bank's new item processing center and telephone service center. The item processing center, designed to be the first area bank to utilize imaging technology, was established to perform check clearing and statement rendering functions previously outsourced to a third party. The telephone service center was established to enhance the Bank's retail delivery system by minimizing the number of telephone calls into the branches thereby enabling branch personnel to focus on more personalized service and cross selling opportunities to branch walk-in customers.

        The increase in marketing and advertising, to $1.4 million for 1996 from $978,000 for 1995, was attributable to the Bank's efforts to expand its marketing coverage area to include localities where the Bank had opened new branches, primarily in Erie County. The significant decrease in deposit insurance, from $983,000 for 1995 to $2,000 for 1996, reflects the FDIC's decision to lower the insurance premiums paid by BIF-insured institutions to the legal minimum effective January 1, 1996. The Bank's "well capitalized" risk classification allowed the Bank to pay the minimum annual assessment during 1996.

        Other operating expenses decreased from $5.0 million for 1995 to $3.9 million for 1996. The significant decrease was related to circumstances involving the Bank's relationship with Nationar. On February 6, 1995, the Superintendent of Banks for the State of New York seized Nationar, a checking-clearing and trust company, placing it in receivership, and freezing all of its assets. The Bank and its Savings Bank Life Insurance affiliate had $5.8 million of demand deposits at Nationar frozen by this action. Since there were numerous uncertainties regarding the total amount of claims filed against Nationar, the priorities thereof, the proceeds remaining after disposition of assets and the ultimate cost of the liquidation, management believed there to be reasonable likelihood that the Bank would not recover all amounts due it from Nationar. Because of these uncertainties, a $600,000 loss provision was reflected in other operating expenses for 1995. However, during 1996 the Bank received all funds due from Nationar and therefore reversed the allowance with the benefit reflected as a reduction in other operating expenses.

     Income Taxes. Income tax expense was $6.3 million for the year ended December 31, 1996 compared to $5.1 million for the year ended December 31, 1995. The effective tax rate increased from 34.1% for 1995 to 36.8% for 1996, primarily related to a decrease in tax-exempt income and an increase in the valuation allowance on its deferred tax assets.

SUPPLEMENTARY TABLES

        Regulatory Capital. The table below sets forth the Bank's capital position relative to its regulatory capital requirements at December 31, 1997. The definitions of the terms used in the table are those provided in the capital regulations issued by the FDIC.

                                            AT DECEMBER 31, 1997
                                            --------------------
                                                      PERCENT OF
                                            AMOUNT    ASSETS (1)
                                            --------  ----------
                                           (DOLLARS IN THOUSANDS)
Leverage Capital:
 Capital level...........................   $127,999     10.96%
 Requirement (2).........................     35,050      3.00
                                            --------     -----
  Excess.................................   $ 92,949      7.96%
                                            ========     =====

Risk-based capital:
 Tier 1 capital level....................   $127,999     20.69%
 Requirement.............................     24,745      4.00
                                            --------     -----
  Excess.................................   $103,254     16.69%
                                            ========     =====

 Total capital level.....................   $134,920     21.81%
 Requirement.............................     49,490      8.00
                                            --------     -----
  Excess.................................   $ 85,430     13.81%
                                            ========    =====

__________________________
(1) Leverage capital levels are shown as a percentage of tangible assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.
(2) The current leverage capital requirement is 3% of total adjusted assets for banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other banks is 4% to 5%. See "Regulation - Regulatory Capital Requirements."

        Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the allowance for loan losses by category at December 31, 1997.

                                          AMOUNT          PERCENT OF
                                       OF ALLOWANCE     LOANS IN EACH
                                         FOR LOAN        CATEGORY TO
                                          LOSSES         TOTAL LOANS
                                          ------         -----------
                                            (DOLLARS IN THOUSANDS)
Real Estate Loans:
 One- to four-family.................     $  443            61.96%
 Home equity.........................         33             2.12
 Commercial and multi-family.........        390            24.46
Consumer and other...................        359            10.70
Commercial business..................        218             0.76
Unallocated..........................      5,478               --
                                          ------           ------
  Total allowance for loan losses....     $6,921           100.00%
                                          ======           ======

        Loan Portfolio Composition. Set forth below is selected information concerning the composition of the Bank's loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and costs, unearned discounts and allowances for losses) as of the dates indicated.

                                                                         AT DECEMBER 31,
                                  ---------------------------------------------------------------------------------------------
                                         1997               1996               1995               1994               1993
                                  -----------------  -----------------  -----------------  -----------------  -----------------
                                   AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT
                                  --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
                                                                      (DOLLARS IN THOUSANDS)
Real Estate Loans:
---------------------------
  One- to four-family......       $392,846   61.47%  $360,573   59.85%  $319,340   59.31%  $277,010   58.12%  $248,324   58.66%
  Home equity..............         13,587    2.13     11,337    1.88     10,234    1.90     10,729    2.25     10,832    2.56
  Multi-family.............         74,049   11.59     71,397   11.85     71,489   13.28     66,972   14.05     59,943   14.16
  Commercial real estate...         77,217   12.08     68,601   11.38     62,005   11.52     55,946   11.74     42,326   10.00
  Construction (1).........         10,791    1.69     12,493    2.07      7,891    1.47      3,454    0.72      6,910    1.63
                                  --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
    Total real estate loans.       568,490   88.96    524,401   87.03    470,959   87.48    414,111   86.88    368,335   87.01
                                  --------   -----   --------   -----   --------   -----   --------   -----   --------   -----

Consumer and Other Loans:
---------------------------
  Consumer Loans:
   Mobile home.............         22,747    3.56     21,406    3.55     20,630    3.83     20,662    4.33     19,785    4.68
   Vehicle.................          7,306    1.14     18,747    3.11     12,591    2.34      9,391    1.97      7,275    1.72
   Personal................         15,157    2.37     13,596    2.26     11,485    2.13     10,213    2.14      8,402    1.98
   Home improvement........          7,609    1.19      6,879    1.14      7,046    1.31      6,517    1.37      6,028    1.42
   Other consumer..........          1,874    0.29      1,937    0.32      1,698    0.32      1,841    0.39      2,059    0.49
   Guaranteed student......         10,975    1.72     10,702    1.78      9,874    1.83      9,951    2.09      8,123    1.92
                                  --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
    Total consumer loans...         65,668   10.27     73,267   12.16     63,324   11.76     58,575   12.29     51,672   12.21

Commercial business loans..          4,893    0.77      4,895    0.81      4,085    0.76      3,948    0.83      3,321    0.78
                                  --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
    Total loans                    639,051  100.00%   602,563  100.00%   538,368  100.00%   476,634  100.00%   423,328  100.00%
                                  ========  ======   ========  ======   ========  ======   ========  ======   ========  ======

   Net deferred costs....            3,380              2,809              2,349              1,749              1,763
   Unearned discounts....             (114)              (347)               (39)                --                 --
   Allowance for losses..           (6,921)            (6,539)            (4,707)            (4,192)            (4,030)
                                  --------           --------           --------           --------           --------
   Loans, net............         $635,396           $598,486           $535,971           $474,191           $421,061
                                  ========           ========           ========           ========           ========

_____________________
(1) Includes loans for the construction of one-to-four family residential, multi-family and commercial real estate properties. At December 31, 1997, construction loans included $4,194,000 of one- to four-family loans and $6,597,000 of commercial real estate and multi-family loans.

        Loan Maturity and Repricing Schedule. The following table sets forth certain information as of December 31, 1997, regarding the amount of loans maturing or repricing in the Bank's portfolio. Demand loans having no stated schedule of repayment and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable- and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

                                           ONE     THREE    FIVE      TEN
                                WITHIN   THROUGH  THROUGH  THROUGH  THROUGH   BEYOND
                                 ONE      THREE    FIVE      TEN     TWENTY   TWENTY
                                 YEAR     YEARS    YEARS    YEARS    YEARS     YEARS    TOTAL
                               --------  -------  -------  -------  --------  -------  --------
                                                        (IN THOUSANDS)
Real Estate Loans:
 One- to  four-family......    $ 86,886  $10,681  $ 6,591  $27,965  $188,600  $72,123  $392,846
 Home equity...............       9,101      155      701    2,028     1,602       --    13,587
 Multi-family..............      31,542   20,924   20,810      217       556       --    74,049
 Commercial................      20,646   25,786   17,210   11,021     2,554       --    77,217
 Construction..............       6,374      422      277    1,974       572    1,172    10,791
                               --------  -------  -------  -------  --------  -------  --------
   Total real estate loans..    154,549   57,968   45,589   43,205   193,884   73,295   568,490
                               --------  -------  -------  -------  --------  -------  --------

Consumer and other loans         17,353    8,742   10,271   11,527    17,627      148    65,668

Commercial business loans         3,443      293      291      662        --      204     4,893
                               --------  -------  -------  -------  --------  -------  --------

   Total loans                 $175,345  $67,003  $56,151  $55,394  $211,511  $73,647  $639,051
                               ========  =======  =======  =======  ========  =======  ========

        Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth at December 31, 1997 the dollar amount of all fixed-rate and adjustable-rate loans due after December 31, 1998. Adjustable- and floating-rate loans are included based on the period in which interest rates are next scheduled to adjust rather than the period in which the final contractual repayment is due.

                                               DUE AFTER DECEMBER 31, 1998
                                            --------------------------------
                                            FIXED      ADJUSTABLE      TOTAL
                                            -----      ----------      -----
                                                      (IN THOUSANDS)

Real Estate Loans:
  One- to four-family..................    $293,940      $12,020      $305,960
  Home equity..........................       4,486           --         4,486
  Multi-family.........................       9,507       33,000        42,507
  Commercial...........................      11,846       44,725        56,571
  Construction.........................       2,034        2,383         4,417
                                           --------      -------      --------
      Total real estate loans..........     321,813       92,128       413,941
                                           --------      -------      --------

Consumer and other loans...............      48,315           --        48,315

Commercial business loans..............       1,450           --         1,450
                                           --------      -------      --------

     Total loans.......................    $371,578      $92,128      $463,706
                                           ========      =======      ========

     Loan Activities. The following table sets forth the loan origination, purchase and repayment activities of the Bank for the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                                             -----------------------------
                                                               1997      1996      1995
                                                             --------  ---------  --------
Originations by Type:
---------------------
 Real estate:
   One- to four-family...................................... $108,222   $110,894  $107,618
   Home equity..............................................    3,155      1,357       852
   Commercial and multi-family..............................   28,176     27,168    24,880

 Consumer and other.........................................   26,172     31,688    25,053
 Commercial business........................................    6,000      5,972     2,767
                                                             --------   --------  --------
    Total loans originated..................................  171,725    177,079   161,170
                                                             --------   --------  --------

Purchases:
----------
 Real estate:
   Commercial and multi family..............................    5,127          -         -

Sales:
------
 Real estate:
   One- to four- family.....................................   33,764     26,148    30,141
 Consumer and other.........................................    5,457      4,749     4,948
                                                             --------   --------  --------
    Total loans sold........................................   39,221     30,897    35,089
                                                             --------   --------  --------
Repayments:
-----------
 Real estate:
   One- to four-family......................................   43,518     42,323    32,959
   Home equity..............................................      905        254     1,347
   Commercial and multi-family..............................   21,983     17,066    11,716
 Consumer and other.........................................   29,387(1)  16,247    15,141
 Commercial business........................................    5,444      5,169     2,630
                                                             --------   --------  --------
    Total repayments........................................  101,237     81,059    63,793
                                                             --------   --------  --------
    Total reductions........................................  140,458    111,956    98,882

Increase (decrease) in other items, net (2).................      898       (776)        7
                                                             --------   --------  --------

    Net increase............................................ $ 37,292   $ 64,347  $ 62,295
                                                             ========   ========  ========

______________________________

(1) Includes the early repayment of loans secured by pledges and assignments of automobile leases.
(2) Other items include charge-offs, deferred fees and expenses, and discounts and premiums.

     Loan Delinquencies. The following table sets forth delinquencies in the Bank's loan portfolio as of the dates indicated. When a loan is delinquent 90 days or more, the Bank fully reverses all accrued interest thereon and ceases to accrue interest thereafter. For all the dates indicated, the Bank did not have any material restructured loans within the meaning of SFAS 114.

                                                     AT DECEMBER 31, 1997                        AT DECEMBER 31, 1996
                                           ------------------------------------------  -----------------------------------------
                                                60-89 DAYS          90 DAYS OR MORE        60-89 DAYS          90 DAYS OR MORE
                                           ---------------------  -------------------  --------------------  -------------------
                                                       PRINCIPAL            PRINCIPAL            PRINCIPAL             PRINCIPAL
                                             NUMBER     BALANCE    NUMBER    BALANCE    NUMBER    BALANCE     NUMBER    BALANCE
                                            OF LOANS   OF LOANS   OF LOANS  OF LOANS   OF LOANS   OF LOANS   OF LOANS  OF LOANS
                                           ----------  ---------  --------  ---------  --------  ----------  --------  ---------
                                                                           (DOLLARS IN THOUSANDS)
One- to four-family......................           9       $385        20     $1,126         9        $373        17     $  473
Home equity..............................           2         35         -          -         1          13         1         58
Commercial real estate and multi-family..           1         63         8      1,364        --          --         8      1,822
Consumer and other.......................          52        290        79        235        73         296        89        257
Commercial business......................           1          5        13        322        --          --        13      2,108
                                           ----------  ---------  --------  ---------  --------  ----------  --------  ---------
 Total...................................          65       $778       120     $3,047        83        $682       128     $4,718
                                           ==========  =========  ========  =========  ========  ==========  ========  =========

Delinquent loans to total loans (1) (2)..                   0.12%                0.47%                 0.11%                0.78%
                                                       =========            =========            ==========            =========
                                                   AT DECEMBER 31, 1995                           AT DECEMBER 31, 1994
                                         ------------------------------------------  ----------------------------------------------
                                               60-89 DAYS         90 DAYS OR MORE         60-89 DAYS            90 DAYS OR MORE
                                         ---------------------  -------------------  --------------------  ------------------------
                                                     PRINCIPAL            PRINCIPAL            PRINCIPAL               PRINCIPAL
                                          NUMBER      BALANCE    NUMBER    BALANCE    NUMBER    BALANCE     NUMBER      BALANCE
                                         OF LOANS    OF LOANS   OF LOANS  OF LOANS   OF LOANS   OF LOANS   OF LOANS    OF LOANS
                                         ----------  ---------  --------  ---------  --------  ----------  --------  --------------
                                                                         (DOLLARS IN THOUSANDS)
One- to four-family......................         6       $147        25     $1,100        16      $  344        17          $  715
Home equity..............................         2         21         1         34         4          86         1              12
Commercial real estate and multi-family..        --         --        10      2,436         2         613         9           3,133
Consumer and other.......................        70        212        60        166        29         108        39             117
Commercial business......................        --         --         1        219        --          --         1             245
                                         ----------  ---------  --------  ---------  --------  ----------  --------  --------------
 Total...................................        78       $380        97     $3,955        51      $1,151        67          $4,222
                                         ==========  =========  ========  =========  ========  ==========  ========  ==============

Delinquent loans to total loans (1) (2)..                 0.07%                0.74%                 0.24%                     0.89%
                                                     =========            =========            ==========            ==============

__________________________________

(1) Total loans include principal balance net of the deferred loan fees and expenses and unamortized premiums and discounts.
(2) Excludes loans that had matured and as to which the Bank had not formally extended the maturity date. Regular principal and interest payments continued in accordance with the original terms of the loan. The Bank continued to accrue interest on these loans as long as regular payments received were less than 90 days delinquent. These loans totaled $3.9 million, $3.1 million and $2.7 million at December 31, 1996, 1995 and 1994, respectively. There were no such loans 90 days past the maturity date as of December 31, 1997.

     Non-Accrual Loans and Non-Performing Assets. The following table sets forth information regarding nonaccrual loans and other non-performing assets.

                                                                      AT DECEMBER 31,
                                                        ------------------------------------------
                                                         1997     1996     1995     1994     1993
                                                        ------   ------   ------   ------   ------
                                                                   (Dollars in thousands)
Non-accruing loans (1):
 One- to four-family..................................  $1,126   $  473   $1,100   $  715   $  689
 Home equity..........................................      --       58       34       12        9
 Commercial real estate and multi-family..............   1,364    1,822    2,436    3,133    3,611
 Consumer and other...................................     235      257      166      117      140
 Commercial business..................................     322    2,108      219      245       99
                                                        ------   ------   ------   ------   ------
  Total...............................................   3,047    4,718    3,955    4,222    4,548
                                                        ------   ------   ------   ------   ------
Non-performing assets:
Other real estate owned (2):
 One- to four-family..................................      21      155       --       --       15
 Commercial real estate and multi-family..............     202      162      257      259      922
Other non-performing assets:
 Investments in affiliates............................      --      157      264      629      789
 Nationar receivable (3)..............................      --       --    5,053       --       --
                                                        ------   ------   ------   ------   ------
  Total...............................................     223      474    5,574      888    1,726
                                                        ------   ------   ------   ------   ------

Total non-performing assets...........................  $3,270   $5,192   $9,529   $5,110   $6,274
                                                        ======   ======   ======   ======   ======
Total non-performing assets as a percentage of total
 assets...............................................    0.28%    0.48%    0.97%    0.56%    0.69%
                                                        ======   ======   ======   ======   ======

Total non-performing loans to total loans (4).........    0.47%    0.78%    0.74%    0.89%    1.10%
                                                        ======   ======   ======   ======   ======

-----------------------

(1) Loans are placed on non-accrual status when they become 90 days or more past due or if they have been identified by the Bank as presenting uncertainty with respect to the collectibility of interest or principal.
(2) Other real estate owned balances are shown net of related allowances.
(3) On February 6, 1995, the Superintendent seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. As of December 31, 1995, the Bank had $5.7 million in demand deposits held in receivership by the New York State Banking Department. As of December 31, 1996, the Bank had received all funds due from Nationar.
(4) Excludes loans that had matured and the Bank had not formally extended the maturity date. Regular principal and interest payments continued in accordance with the original terms of the loan. The Bank continued to accrue interest on these loans as long as regular payments received were less than 90 days delinquent. These loans totaled $3.9 million, $3.1 million, $2.7 million, and $1.5 million at December 31, 1996, 1995, 1994, and 1993, respectively. There were no such loans 90 days past the maturity date as of December 31, 1997



     For the years ended December 31, 1997 and 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $245,000 and $325,000, respectively. No interest income on non-accrual loans was included in income during such periods except for $30,000 and $39,000 of cash interest payments received for the Bank's largest non-performing loan for the years ended December 31, 1997 and 1996, respectively.


     Classified Loans. On the basis of management's review of its assets, at December 31, 1997, a total of $6.4 million of loans were classified as follows (in thousands):

     Special Mention.................... $3,931
     Substandard........................  2,487
     Doubtful...........................     --
     Loss...............................     --
                                         ------
       Total classified................. $6,418
                                         ======

     Allowance for loan losses.......... $6,921
                                         ======

     Analysis of the Allowance For Loan Losses. The following table sets forth the analysis of the allowance for loan losses for the periods indicated.

                                                       YEAR ENDED DECEMBER 31,
                                              ------------------------------------------
                                               1997     1996     1995     1994     1993
                                              ------   ------   ------   ------   ------
                                                         (DOLLARS IN THOUSANDS)
Balance at the beginning of period..........  $6,539   $4,707   $4,192   $4,030   $2,689

Charge-offs:
 One- to four-family........................      46       28       17       --       --
 Multi-family...............................     173      122      215      223       --
 Commercial real estate.....................     198       35      108      460       --
 Construction or development................      --       --       --       --       --
 Consumer and other.........................     388      251      216      142      160
 Commercial business (1)....................     557       --       --       --       66
                                              ------   ------   ------   ------   ------
                                               1,362      436      556      825      226
                                              ------   ------   ------   ------   ------
Recoveries:
 One- to four-family........................      --       --       --       --       --
 Multi-family...............................     149       --       --       --       --
 Commercial real estate.....................      21       25       --       --       --
 Construction or development................      --       --       --       --       --
 Consumer and other.........................      81       56       55       30       42
 Commercial business........................      --       --       --        9        3
                                              ------   ------   ------   ------   ------
                                                 251       81       55       39       45
                                              ------   ------   ------   ------   ------

Net charge-offs.............................   1,111      355      501      786      181
Provision for loan losses...................   1,493    2,187    1,016      948    1,522
                                              ------   ------   ------   ------   ------
Balance at end of period....................  $6,921   $6,539   $4,707   $4,192   $4,030
                                              ======   ======   ======   ======   ======
Ratio of net charge-offs during the period
 to average loans outstanding during
 the period.................................    0.18%    0.06%    0.10%    0.17%    0.05%
                                              ======   ======   ======   ======   ======

Allowance for loan losses to total loans....    1.08%    1.09%    0.88%    0.88%    0.96%
                                              ======   ======   ======   ======   ======
Allowance for loan losses to
 non-performing loans.......................  227.14%  138.60%  119.01%   99.29%   88.61%
                                              ======   ======   ======   ======   ======

____________________

(1) Included in 1997 is $496,000 related to a settlement that the Bank had reached with the bankruptcy trustee relating to loans to a borrower that had filed for bankruptcy protection.

     Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated.

                                                                          AT DECEMBER 31,
                                           ------------------------------------------------------------------------------
                                                     1997                       1996                        1995
                                           -------------------------   -------------------------   ----------------------
                                                          PERCENT                     PERCENT                    PERCENT
                                                          OF LOANS                    OF LOANS                   OF LOANS
                                              AMOUNT      IN EACH         AMOUNT      IN EACH         AMOUNT     IN EACH
                                           OF ALLOWANCE   CATEGORY     OF ALLOWANCE   CATEGORY     OF ALLOWANCE  CATEGORY
                                               FOR        TO TOTAL         FOR        TO TOTAL         FOR       TO TOTAL
                                           LOAN LOSSES     LOANS       LOAN LOSSES      LOANS      LOAN LOSSES    LOANS
                                           ------------  -----------   ------------  -----------   ------------  --------
                                                                         (DOLLARS IN THOUSANDS)
One- to four-family......................        $  443        61.96%        $  412        60.77%        $  367     60.14%
Home equity..............................            33         2.12             27         1.88             24      1.90
Commercial real estate and multi-family..           390        24.46            374        24.38            630     25.44
Consumer and other.......................           359        10.70            385        12.16            302     11.76
Commercial business......................           218         0.76          1,432         0.81            164      0.76
Unallocated..............................         5,478           --          3,909           --          3,220        --
                                           ------------  -----------   ------------  -----------   ------------  --------
 Total...................................        $6,921       100.00%        $6,539       100.00%        $4,707    100.00%
                                           ============  ===========   ============  ===========   ============  ========

                                                                                                AT DECEMBER 31,
                                                                         ------------------------------------------------------
                                                                                    1994                        1993
                                                                         -------------------------   -------------------------
                                                                                        PERCENT                     PERCENT
                                                                                        OF LOANS                    OF LOANS
                                                                            AMOUNT      IN EACH         AMOUNT      IN EACH
                                                                         OF ALLOWANCE   CATEGORY     OF ALLOWANCE   CATEGORY
                                                                             FOR        TO TOTAL         FOR        TO TOTAL
                                                                         LOAN LOSSES     LOANS       LOAN LOSSES      LOANS
                                                                         ------------  -----------   ------------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
One- to four-family.....................................................       $  350        58.59%        $  290        59.43%
Home equity.............................................................           26         2.25             26         2.56
Commercial real estate and multi-family.................................          736        26.04          1,367        25.02
Consumer and other......................................................          298        12.29            286        12.21
Commercial business.....................................................          164         0.83            119         0.78
Unallocated.............................................................        2,618            -          1,942            -
                                                                         ------------  -----------   ------------  -----------
 Total..................................................................       $4,192       100.00%        $4,030       100.00%
                                                                         ============  ===========   ============  ===========

     Amortized Cost and Fair Value of Investment and Mortgage Related Securities. The following table sets forth certain information regarding the amortized cost and fair values of the Bank's debt, equity, asset-backed and mortgage related securities as of the dates indicated.

                                                                     AT DECEMBER 31,
                                                   -----------------------------------------------------------
                                                          1997                1996                1995
                                                   ------------------- ------------------  ------------------
                                                   AMORTIZED   FAIR    AMORTIZED   FAIR    AMORTIZED   FAIR
                                                     COST      VALUE     COST      VALUE     COST      VALUE
                                                   ---------  -------- ---------  -------  ---------  --------
                                                                                 (DOLLARS IN THOUSANDS)
Investment Securities:
Securities held to maturity:
 Money market preferred stock.....................   $17,000   $17,000   $38,000   $38,000   $46,700   $46,700
 States and political subdivisions................        --        --        --        --        --        --
                                                   ---------  --------  --------  --------  --------  --------
   Total securities held to maturity..............    17,000    17,000    38,000    38,000    46,700    46,700
                                                   ---------  --------  --------  --------  --------  --------
Debt securities available for sale:
 U.S. Treasury....................................    84,877    85,751    84,716    85,220    54,839    55,745
 U.S. government agency...........................        --        --     5,012     5,004        --        --
 States and political subdivisions................     1,760     1,870     1,942     2,041     9,118     9,317
 Corporate bonds..................................     6,933     7,054       999     1,000     6,035     6,035
                                                   ---------  --------  --------  --------  --------  --------
   Total debt securities available for sale.......    93,570    94,675    92,669    93,265    69,992    71,097
                                                   ---------  --------  --------  --------  --------  --------
Equity securities available for sale:
 Common stock.....................................     5,693     6,729     3,115     3,612     3,382     3,566
                                                   ---------  --------  --------  --------  --------  --------
   Total equity securities available for sale.....     5,693     6,729     3,115     3,612     3,382     3,566
                                                   ---------  --------  --------  --------  --------  --------

Asset-backed securities available for sale........    74,973    74,922    28,090    27,998     5,350     5,278
                                                   ---------  --------  --------  --------  --------  --------

   Total investment securities....................  $191,238  $193,326  $161,874  $162,875  $125,424  $126,641
                                                   =========  ========  ========  ========  ========  ========
Average remaining life of investment
 securities (1)................................... 1.61 years          1.97 years          1.38 years
                                                   ==========          ==========          ==========
Mortgage related securities:
 Available for sale:
   Freddie Mac....................................  $114,922  $115,909  $109,903  $108,832  $ 43,000  $ 43,392
   GNMA...........................................    31,515    32,599    44,966    45,780    51,104    52,984
   FNMA...........................................    24,282    24,483    28,487    28,256    33,170    33,575
   CMOs...........................................   100,037    99,964   104,244   101,992   132,550   131,592
                                                   ---------  --------  --------  --------  --------  --------
Total mortgage related  securities
  available for sale:.............................  $270,756  $272,955  $287,600  $284,860  $259,824  $261,543
                                                   =========  ========  ========  ========  ========  ========
Average remaining life of
mortgage related securities....................... 4.92 years          7.56 years          6.21 years
                                                   ==========          ==========          ==========
Net unrealized gains (losses) on
 available for sale securities....................  $  4,289  $     --  $ (1,739) $     --  $  2,936  $     --

Total securities..................................  $466,281  $466,281  $447,735  $447,735  $388,184  $388,184
                                                   =========  ========  ========  ========  ========  ========

Average remaining life of securities (1).......... 3.55 years          5.60 years          4.64 years
                                                   ==========          ==========          ==========

____________________

(1) Average remaining life does not include common stock.

     Securities Portfolio. The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Bank's securities portfolio as of December 31, 1997. Adjustable-rate mortgage related securities are included in the period in which interest rates are next scheduled to adjust. No tax equivalent adjustments were made to the weighted average yields. Amounts are shown at amortized cost for held to maturity securities and at fair value for available for sale securities.

                                                                      AT DECEMBER 31, 1997
                             -------------------------------------------------------------------------------------------------------
                                                    MORE THAN ONE        MORE THAN FIVE
                              ONE YEAR OR LESS    YEAR TO FIVE YEARS   YEARS TO TEN YEARS     AFTER TEN YEARS           TOTAL
                             -------------------  -------------------  -------------------  -------------------  -------------------
                                       WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                             CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE
                              VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD
                             --------  ---------  --------  ---------  --------  ---------  --------  ---------  --------  ---------
                                                                      (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
 Mortgage related
  securities:
  Freddie Mac...............  $ 1,168      6.28%   $25,301      6.28%   $35,794      6.92%  $ 53,646      7.09%  $115,909      6.85%
  GNMA......................       --        --         50      6.77        496      7.94     32,053      8.09     32,599      8.09
  FNMA......................       --        --      3,333      6.94     21,150      6.70         --        --     24,483      6.73
  CMOs......................       --        --      3,102      5.64      1,386      4.98     95,494      6.42     99,964      6.37
                             --------             --------             --------             --------             --------
   Total mortgage related
    securities..............    1,168      6.28     31,786      6.28     58,808      6.80    181,193      6.91    272,955      6.81
                             --------             --------             --------             --------             --------
 Debt securities:
  U.S. treasury.............   14,997      5.64     70,754      6.34         --        --         --        --     85,751      6.21
  U.S. government agencies..       --        --         --        --         --        --         --        --         --        --
  States and political
   subdivisions.............      939      4.05        329      4.94         --        --        602      8.30      1,870      5.58
  Corporate bonds...........       --        --      7,054      6.84         --        --         --        --      7,054      6.84
                             --------             --------             --------             --------             --------
   Total debt securities....   15,936      5.54     78,137      6.38         --        --        602      8.30     94,675      6.25
                             --------             --------             --------             --------             --------
 Equity securities:
  Common stock..............       --        --         --        --         --        --         --        --      6,729      2.24
                             --------             --------             --------             --------             --------
   Total equity securities..       --        --         --        --         --        --         --        --      6,729      2.24
                             --------             --------             --------             --------             --------

 Asset-backed securities....       --        --     12,739      6.41     17,897      6.06     44,286      6.47     74,922      6.36

   Total securities
    available for sale......   17,104      5.59    122,662      6.36     76,705      6.63    226,081      6.83    449,281      6.55
                             --------             --------             --------             --------             --------

 HELD TO MATURITY:
  Money market preferred
   stock....................   17,000      4.43         --        --         --        --         --        --     17,000      4.43
                             --------             --------             --------             --------             --------

 Total securities...........  $34,104             $122,662              $76,705             $226,081             $466,281
                             ========             ========             ========             ========             ========

        Purchases, Sales, and Repayments of Mortgage Related Securities. Set forth below is information relating to the Bank's purchases, sales and repayments of principal of mortgage related securities for the periods indicated.


                                                           YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                    1997       1996       1995       1994
                                                  --------   --------   --------   --------
                                                      (IN THOUSANDS)
Purchases:
----------
 Adjustable-rate (1)............................  $  7,918   $     --   $     --   $ 10,104
 Fixed-rate (1).................................    23,563     85,506     32,885     44,164
 CMOs...........................................    35,859         --     13,490     58,027
                                                  --------   --------   --------   --------
   Total purchases..............................    67,340     85,506     46,375    112,295

Sales:
------
 Adjustable-rate (1)............................   (15,726)        --    (16,110)        --
 Fixed-rate (1).................................    (8,409)   (11,421)   (17,964)   (16,507)
 CMOs...........................................   (23,630)   (13,125)   (18,377)   (24,951)
                                                  --------   --------   --------   --------
   Total sales..................................   (47,765)   (24,546)   (52,451)   (41,458)

Principal Repayments:
---------------------
 Principal repayments...........................   (36,301)   (33,026)   (28,056)   (76,816)
 Increase in other items, net (2)...............      (118)      (158)      (130)      (517)
 Change in unrealized gains (losses)
   on mortgage related securities...............     4,939     (4,459)    22,525    (20,806)
                                                  --------   --------   --------   --------
    Net increase (decrease).....................  $(11,905)  $ 23,317   $(11,737)  $(27,302)
                                                  ========   ========   ========   ========

______________________

(1)  Consists of pass-through securities.
(2)  Other items represent amortization and accretion of premiums and discounts.


        Deposit Activity. The following table sets forth the deposit activities of the Bank for the periods indicated.

                                                    YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------
                                         1997          1996         1995         1994
                                     -----------   -----------   -----------   -----------
                                                     (DOLLARS IN THOUSANDS)
Opening balance...................   $   920,072   $   861,065   $   819,690   $   812,939
Deposits..........................     2,415,023     1,736,655     1,508,173     1,182,400
Withdrawals.......................    (2,390,713)   (1,716,709)   (1,502,621)   (1,207,280)
Interest credited.................        42,493        39,061        35,823        31,631
                                     -----------   -----------   -----------   -----------

Ending balance....................       986,875       920,072       861,065       819,690
                                     -----------   -----------   -----------   -----------

Net increase......................   $    66,803   $    59,007   $    41,375   $     6,751
                                     ===========   ===========   ===========   ===========

Percent increase..................          7.26%         6.85%         5.05%         0.83%
                                     ===========   ===========   ===========   ===========

        Certificates of Deposit Maturities. The following table indicates the amount of the Bank's certificates of deposit by time remaining until maturity as of December 31, 1997.

                                                                     MATURITY
                                               -------------------------------------------------------
                                               3 MONTHS       OVER 3 TO 6    OVER 6 TO 12     OVER 12
                                                OR LESS         MONTHS          MONTHS        MONTHS         TOTAL
                                               --------       -----------    ------------    ---------      --------
                                                                         (IN THOUSANDS)
Certificates of deposit less than $100,000...  $ 91,648        $111,677        $ 97,441       $113,040       $413,806

Certificates of deposit of $100,000 or more..    15,314          17,824          21,630         33,852         88,620
                                               --------        --------        --------       --------       --------

Total of certificates of deposit.............  $106,962        $129,501        $119,071       $146,892       $502,426
                                               ========        ========        ========       ========       ========

        Average Balance of Deposits. The following tables set forth information, by various rate categories, regarding the average balance of deposits by types of deposit for the periods indicated.

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------
                                                     1997                            1996
                                        -----------------------------   -----------------------------
                                                  PERCENT                         PERCENT
                                                  OF TOTAL   WEIGHTED             OF TOTAL   WEIGHTED
                                        AVERAGE   AVERAGE    AVERAGE    AVERAGE   AVERAGE    AVERAGE
                                        Balance   DEPOSITS     RATE     BALANCE   DEPOSITS     RATE
                                        --------  --------   --------   --------  --------   --------
                                                           (DOLLARS IN THOUSANDS)
Money market accounts................   $ 67,877      7.01%    3.77%    $ 53,999     6.04%     3.55%
Savings accounts.....................    301,932     31.20     3.35      307,530    34.36      3.37
NOW accounts.........................     61,426      6.35     1.82       51,718     5.78      1.85
Non-interest-bearing accounts........     27,728      2.86       --       26,273     2.94        --
                                        --------    ------              --------   ------
   Total.............................    458,963     47.42     3.01      439,520    49.12      3.01
                                        --------    ------              --------   ------

Certificates of deposit:
Less than six months.................    188,668     19.49       --      176,787    19.76        --
Over six through 12 months...........    121,630     12.57       --      106,793    11.94        --
Over 12 through 24 months............     83,754      8.65       --       53,409     5.97        --
Over 24 months.......................     26,924      2.78       --       38,486     4.30        --
Certificates over $100,000...........     87,988      9.09       --       79,755     8.91        --
                                        --------    ------              --------   ------
   Total certificates of deposit.....    508,964     52.58     5.78      455,230    50.88      5.81
                                        --------    ------              --------   ------
      Total average deposits.........   $967,927    100.00%    4.47%    $894,750   100.00%     4.43%
                                        ========    ======              ========   ======

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------
                                                   1995/(1)/                         1994
                                        -----------------------------   -----------------------------
                                                  PERCENT                         PERCENT
                                                  OF TOTAL   WEIGHTED             OF TOTAL   WEIGHTED
                                        AVERAGE   AVERAGE    AVERAGE    AVERAGE   AVERAGE    AVERAGE
                                        Balance   DEPOSITS     RATE     BALANCE   DEPOSITS     RATE
                                        --------  --------   --------   --------  --------   --------
                                                           (DOLLARS IN THOUSANDS)
Money market accounts................   $ 52,528      6.27%    3.96%    $ 49,671     6.05%     3.09%
Savings accounts.....................    326,125     38.91     3.42      415,843    50.68      3.09
NOW accounts.........................     44,023      5.25     1.89       36,386     4.43      2.06
Non-interest-bearing accounts........     28,720      3.43       --       30,996     3.78        --
                                        --------    ------              --------   ------
   Total.............................    451,396     53.86     3.12      532,896    64.94      2.84
                                        --------    ------              --------   ------

Certificates of deposit:
Less than six months.................    117,584     14.03       --       64,323     7.85        --
Over six through 12 months...........     94,366     11.26       --       56,520     6.89        --
Over 12 through 24 months............     55,039      6.57       --       46,226     5.63        --
Over 24 months.......................     50,891      6.07       --       62,147     7.57        --
Certificates over $100,000...........     68,768      8.21       --       58,445     7.12        --
                                        --------    ------              --------   ------
   Total certificates of deposit.....    386,648     46.14     6.09      287,661    35.06      5.72
                                        --------    ------              --------   ------
      Total average deposits.........   $838,044    100.00%    4.49%    $820,557   100.00%     3.85%
                                        ========    ======              ========   ======

___________________________
(1) Calculations for this table exclude a $1.25 million special interest payment in 1995 which was approved by the Bank's board of trustees and paid on a pro rata basis on all interest-bearing savings, NOW, money market and certificate of deposit accounts in recognition of the Bank's 125th anniversary.

        Certificates of Deposit Rates and Maturities. The following table sets forth the amount and maturities of certificates of deposit at December 31, 1997.

                         LESS       THREE      FOUR
                         THAN      ONE TO     TWO TO       TO       TO        FIVE         AS OF
                         ONE         TWO       THREE      FOUR     FIVE     YEARS OR    DECEMBER 31,
                         YEAR       YEARS      YEARS     YEARS     YEARS      MORE          1997
                       --------    -------    -------    ------    -----    --------    ------------
                                    (IN THOUSANDS)
Rate:
0 to 4.00%.....        $    981    $    --    $     2   $   --      $  2      $    1        $    986
4.01 to 5.00%..          34,327        360         21         0        7          85          34,800
5.01 to 6.00%..         295,313     84,032     10,836     4,624      716       1,861         397,382
6.01 to 7.00%..          12,145      3,091      1,058       195       15         409          16,913
7.01 to 8.00%..           1,938        328        176     4,332        0           0           6,774
8.01 to 9.00%..          10,815      3,719      4,282         0        0           0          18,816
Over 9.01%.....              15     26,632         --        --       --         108          26,755
                       --------   --------    -------    ------     ----      ------        --------
   Total               $355,534   $118,162    $16,375    $9,151     $740      $2,464        $502,426
                       ========   ========    =======    ======     ====      ======        ========

Borrowed Funds.

        The following table sets forth the maximum month-end balance and average monthly balance of FHLB advances and securities sold under agreements to repurchase for the periods indicated. The Bank had no outstanding borrowings at December 31, 1995.

                                                    YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997                1996
                                                  --------            --------
                                                     (DOLLARS IN THOUSANDS)
Maximum Balance:
----------------
FHLB advances.................................    $ 14,934            $ 12,000
Securities sold under agreements
 to repurchase................................      28,961              24,675

Average Balance:
----------------
FHLB advances.................................       8,071               5,583
Securities sold under agreements
 to repurchase................................      20,807              11,091

Weighted Average Interest Rate:
-------------------------------
FHLB advances.................................        6.02%               5.78%
Securities sold under agreements
 to repurchase................................        5.60                5.38

        The following table sets forth certain information as to the Bank's borrowings at the dates indicated.


                                                           DECEMBER 31,
                                                    -------------------------
                                                      1997             1996
                                                    --------         --------
                                                          (IN THOUSANDS)
FHLB advances.....................................  $ 14,934         $ 12,000
Securities sold under agreements to repurchase....    18,783           20,008
                                                    --------         --------
  Total borrowings................................  $ 33,717         $ 32,008
                                                    ========         ========

Weighted average interest rate of FHLB advances...      6.23%            6.03%

Weighted average interest rate of securities
  sold under agreements to repurchase.............      5.65%            5.42%

MANAGEMENT OF INTEREST RATE RISK

     The principal objective of our interest rate risk management is to evaluate the interest rate risk inherent in certain assets and liabilities, determine the appropriate level of risk given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the board's approved guidelines to reduce the vulnerability of our operations to changes in interest rates. The asset/liability committee is comprised of senior management under the direction of the Board, with senior management responsible for reviewing with the Board its activities and strategies, the effect of those strategies on our net interest margin, the fair value of the portfolio and the effect that changes in interest rates will have on the portfolio and our exposure limits.

     In recent years, we have used the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of residential monthly and bi-weekly fixed-rate mortgage loans having terms to maturity of not more than twenty years, residential and commercial adjustable-rate mortgage loans, and consumer loans consisting primarily of mobile home loans, home equity loans and student loans; (2) selling substantially all newly originated 25-30 year fixed-rate, residential mortgage loans into the secondary market without recourse and on a servicing retained basis (except for such loans with interest rates of 9% or greater, which the Bank retains in its portfolio); and (3) investing in shorter term investments which generally bear lower yields as compared to longer term investments, but which better position the Bank for increases in market interest rates. Shortening the maturities of our interest-earning assets by increasing shorter term investments better matches the maturities of our deposit accounts, in particular our certificates of deposit that mature in one year or less, which, at December 31, 1997 totaled $355.5 million, or 35.5% of total interest-bearing liabilities. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed rate loans and investments. However, management believes that reducing the exposure to interest rate fluctuations will enhance long-term profitability.

     Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 1997, the Bank's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was a negative 21.0%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position is likely to experience a decline in net interest income as the cost of its interest-bearing liabilities increase at a rate faster than its yield on interest-earning assets. In comparison, an institution with a positive gap is likely to realize an increase in its net interest income in a rising interest rate environment. Given the Bank's existing liquidity position and its ability to sell securities from its available for sale portfolio, management believes that its negative gap position will not have a material adverse effect on its operating results or liquidity position. If interest rates decrease, there may be a positive effect on the Bank's interest rate spread and corresponding operating results.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1997, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within the selected time intervals. For adjustable and fixed-rate loans on residential properties, prepayment rates were assumed to range from 4.14% to 10.20% annually. Mortgage related securities were assumed to prepay at rates between 8.04% and 13.38% annually. Savings accounts were assumed to decay at 10.00%, 10.00%, 19.99%, 12.47%, 9.88%, 16.63% and 21.03%; NOW checking accounts were assumed to decay at 22.26%, 22.26%, 44.52%, 2.28%, 1.81%, 3.03% and 3.84%; and money market savings accounts were assumed to decay at 54.75%, 4.11%, 8.23%, 32.91%, 0%, 0%, and 0% for the
periods of three months or less, three to six months, six to twelve months, one to three years, three to five years, five to ten years and more than ten years, respectively. Prepayment and deposit decay rates can have a significant impact on the Bank's estimated gap. While the Bank believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

                                                              AMOUNTS MATURING OR REPRICING AT DECEMBER 31, 1997
                                         -----------------------------------------------------------------------------------------
                                           LESS THAN      3-6   6 MONTHS TO                                   OVER 10
                                         THREE MONTHS   MONTHS     1 YEAR   1-3 YEARS 3-5 YEARS  5-10 YEARS    YEARS      TOTAL
                                         ------------  -------- ----------- --------- --------   ----------   --------  ----------
                                                                            (DOLLARS IN THOUSANDS)
Interest-Earning assets:
  Federal funds sold and
    securities purchased under
    resale agreements..................      $ 22,700         -          -         -         -           -           -  $   22,700
  Mortgage related securities (1)......        12,639    12,716     25,946   120,797    85,294      13,364           -     270,756
  Investment securities (1)............        41,935     5,242     25,241   101,328    16,955           -         500     191,201
  FHLB capital stock (1)...............             -         -          -         -         -           -       6,392       6,392
  Other interest-earning assets........         1,534         -          -         -         -           -           -       1,534
  Loans (2)............................        75,357    37,024    109,960   153,064   106,221     125,376      32,194     639,196
                                         ------------  -------- ----------- --------- --------   ----------   --------  ----------
   Total interest-earning assets.......       154,165    54,982    161,147   375,189   208,470     138,740      39,086   1,131,779
                                         ------------  -------- ----------- --------- --------   ----------   --------  ----------
Interest-Bearing liabilities:
  Savings accounts.....................        30,481    30,138      60,275    36,617   29,004       48,798     61,707     297,020
  Interest-bearing checking............        66,093    18,503      37,005    32,428    1,187        1,998      2,526     159,740
  Certificate accounts.................       106,962   129,501     119,071   134,537    9,891        2,464          -     502,426
Mortgagor's payments held in escrow....         2,586         -       3,160         -        -            -      3,000       8,746
Other borrowed funds...................         8,968     5,053         209       907   10,980        3,247      4,353      33,717
                                         ------------  -------- ----------- --------- --------   ----------   --------  ----------

   Total interest-bearing liabilities..       215,090   183,195     219,720   204,489   51,062       56,507     71,586   1,001,649
                                         ------------  -------- ----------- --------- --------   ----------   --------  ----------

Interest sensitivity gap...............      ($60,925)($128,213)   ($58,573) $170,700 $157,408      $82,233   ($32,500)   $130,130
                                         ============  ======== =========== ========= ========   ==========   ========  ==========
Cumulative interest rate
  sensitivity gap......................      ($60,925)($189,138)  ($247,711) ($77,011) $80,397     $162,630   $130,130
                                         ============  ======== =========== ========= ========   ==========   ========
Ratio of interest-earning assets to
  interest-bearing liabilities.........         71.67%    30.01%      73.34%   183.48%  408.27%      245.52%     54.60%     112.99%

Ratio of cumulative gap to
  total assets.........................        (5.17)%  (16.04)%    (21.01)%   (6.53)%    6.82%       13.79%     11.04%

________________________________

(1)  Amounts shown are amortized cost.
(2) Amounts shown include principal balance net of deferred loan fees and expenses, unamortized premiums and discounts, and non-accruing loans.

        Certain shortcomings are inherent in the method of analysis presented in the GAP Table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates, both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

        As a result of these shortcomings, the Bank focuses more attention on simulation modeling, such as the Net Income and Portfolio Value Analysis discussed below, rather than Gap Analysis. Even though the Gap Analysis reflects a ratio of cumulative gap to total assets within the Bank's targeted range of acceptable limits, the net income and net portfolio value simulation modeling is considered by management to be more informative in forecasting future income and economic value trends.

        Net Income and Net Portfolio Value Analysis. The Bank's interest rate sensitivity is also monitored by management through the use of a net income model and a net portfolio value model which generates estimates of the change in the Bank's net income and net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets and liabilities. The model assumes estimated loan prepayment rates, reinvestment rates and deposit decay rates similar to the assumptions utilized for the GAP Table. The following sets forth the Bank's net income and NPV as of December 31, 1997.


   CHANGE IN
 INTEREST RATES                     NET INCOME                    NET PORTFOLIO VALUE
IN BASIS POINTS          -------------------------------    --------------------------------
  (RATE SHOCK)           $ AMOUNT    $ CHANGE   % CHANGE    $ AMOUNT    $ CHANGE    % CHANGE
---------------          --------    --------   --------    --------    --------    --------
                                       (DOLLARS IN THOUSANDS)
    400................     8,535      (2,539)    (22.9)%    114,003     (40,398)     (26.2)%
    300................     9,063      (2,011)    (18.2)%    124,068     (30,333)     (19.6)%
    200................     9,753      (1,321)    (11.9)%    134,650     (19,751)     (12.8)%
    100................    10,404        (670)     (6.0)%    145,179      (9,222)      (6.0)%
  Static...............    11,074          --         --     154,401          --          --
   (100)...............    11,421         347        3.1%    159,591       5,190         3.4%
   (200)...............    11,784         710        6.4%    163,248       8,847         5.7%
   (300)...............    12,128       1,054        9.5%    175,001      20,600        13.3%
   (400)...............    12,485       1,411       12.7%    193,639      39,238        25.4%

        As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in Net Income and NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the Net Income and NPV Table presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the Net Income and NPV Table provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.